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                                                                     Exhbit 99.1

[LOGO OF A T M I]

For Immediate Release
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                           A T M I ACQUIRES ESCA, INC.

   Enhances Microelectronics Services, Logistics, and Management Capabilities

     DANBURY, CT -- July 10, 2000 --A T M I, Inc. (Nasdaq: ATMI), today announced it has acquired ESCA, Inc. and ESCA Ireland, Inc. (together, ESCA) of Albuquerque, New Mexico in a pooling of interests transaction valued at approximately $17 million. A T M I exchanged 369,505 shares of its common stock for all interests in ESCA.

     Doug Neugold, A T M I's President, said, "A T M I is one of the semiconductor industry's leading suppliers of performance materials and technologies used in semiconductor fabrication processes. In response to the trends we observe in the industry -- notably a desire to outsource certain functions --A T M I will provide additional value added services to complement our excellent technology. Adding ESCA's capabilities in process tool servicing and support to our existing materials, process, and environmental services business allows A T M I to further its intent of becoming the company the semiconductor industry turns to for innovative materials and related technologies and services."

     Thomas Barr, President of ESCA, said, "Since ESCA's inception, my brother Chris and I have focused on creating a company that is capable of meeting the stringent requirements of the global semiconductor industry. By investing in operations and quality infrastructure, and creating a model that gives our customers confidence through data, our customers realize substantial value-added from reduced consumable parts inventory, lifetime and most important, part

                                    -more-
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A T M I Acquires ESCA, Inc. -- Page 2

performance in process. Joining A T M I allows us to further enhance our offering, and provides capital resources and distribution opportunities to meet the ever-increasing needs of our global customer base."

     ESCA, Inc., founded in 1996, and its affiliated companies, are considered one of the market leaders in environmentally safe cleaning services for the global microelectronics industry. Privately owned, ESCA has additional sites in Dallas, Texas; Phoenix, Arizona; Portland, Oregon; and has operations in Ireland. It had consolidated revenues of approximately $6 million in its fiscal year ended September 1999, and employs nearly 70 people on a consolidated basis.

     A T M I provides specialty materials and related equipment systems and services for the worldwide semiconductor industry. Related equipment includes delivery, treatment, monitoring, and analytical process monitoring systems. Services include material management, equipment servicing, and thin film wafer deposition.

     Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: changes in semiconductor industry growth or A T M I's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into A T M I; and other factors discussed in A T M I's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected.

                              http://web.atmi.com
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For more information contact:
     Dean Hamilton
     A T M I
     203/794-1100
     dhamilton@atmi.com
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